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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 SCHEDULE 14D-9


                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                               ASA HOLDINGS, INC.
                            (NAME OF SUBJECT COMPANY)


                               ASA HOLDINGS, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                          COMMON STOCK, PAR VALUE $0.10
                         (TITLE OF CLASS OF SECURITIES)

                                   04338Q 10 7
                      (CUSIP NUMBER OF CLASS OF SECURITIES)


                                GEORGE F. PICKETT
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               ASA HOLDINGS, INC.
                    100 HARTSFIELD CENTRE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30354
                                 (404) 766-1400
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
               RECEIVE NOTICE AND COMMUNICATIONS ON BEHALF OF THE
                           PERSON(S) FILING STATEMENT)


                                    COPY TO:

                         BENJAMIN F. STAPLETON III, ESQ.
                             JOHN EVANGELAKOS, ESQ.
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000


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          This  Amendment  No.  1  amends  and  supplements  the   Solicitation/
Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on February 22, 1999 (the "Schedule 14D-9"), by ASA Holdings, Inc., a Georgia corporation (the "Company"), relating to the offer by Delta Air Lines, Inc., a Delaware corporation, to purchase for cash through its wholly-owned indirect subsidiary Delta Sub, Inc., a Georgia corporation, all of the outstanding common shares, par value $0.10 per share, of the Company. Capitalized terms used but not defined herein have the meaning ascribed to them in the Schedule 14D-9.


ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

          Item 9 is hereby amended and supplemented by adding thereto the following:

          Exhibit 21  --    Text of Press Release, dated March 3, 1999.




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                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    ASA HOLDINGS, INC.




                                    By: /s/ John W. Beiser
                                       -----------------------
                                       Name:  John W. Beiser
                                       Title: President

Dated: March 3, 1999






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                                  Exhibit List


         Exhibit 21  --  Text of Press Release, dated March 3, 1999.